Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER COUNTRY, AND MAY NOT BE OFFERED, SOLD TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

                          MILLENIUM HOLDING GROUP, INC.
                                CONVERTIBLE NOTE


Total Principal Amount: $  _______                             Date

FOR VALUE RECEIVED, the undersigned, Millenium Holding Group, Inc. a Nevada corporation (the "Company"), hereby promises to pay to the order of ______, or assigns (the "Holder"), in lawful money of the United States of America, and in immediately payable funds, the principal sum of Ten Thousand Dollars ($10,000), with interest thereon, both before and after default until paid, at the rate of eight percent (8%) per annum payable quarterly upon the terms and conditions set forth herein.

1. MATURITY DATE/INTEREST PAYMENTS. The Company promises to pay this Note in full to the Holder including interest in cash plus 40,000 restricted Common Shares of the Company within one hundred twenty (120) days from the date hereof. If this Note is converted as allowed in this Agreement, all accumulated but unpaid interest shall be extinguished.

2. CONVERTIBILITY. This Note may be converted by the Holder upon the Maturity Date at a conversion rate of one (1) share of Company Common Stock (the "Shares") per fifty cents ($0.50) principal amount of this Note plus the 40,000 shares as set out in paragraph 1. No accrued interest will be paid upon conversion. The Shares to be issued upon conversion including the additional 40,000 shares shall be subject to the restrictions pursuant to Rule 144 of the Securities Act of 1933 and will have "piggy back" rights of registration.

3. PREPAYMENT. The Company may prepay this Note prior to the Maturity Date and prior to the receipt of a conversion election, in whole or in part, at any time.

4. TRANSFERABILITY. This Note shall be freely transferable by the Holder provided such transfer is in compliance with applicable federal and state securities laws.

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DEFAULT. In the event of the Company's failure to pay the principal and interest due hereunder within ten (10) days following the Maturity Date, Holder shall have the option, by written notice to the Company, to declare the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable. In the event Company fails to cure the default within twenty (20) days of the date of receipt of the written notice by Holder, the Company will issue 40,000 Common Shares, restricted pursuant to Rule 144 to the Holder in full payment of this Note.

6. NOTICES. Notices to be given hereunder shall be in writing and shall be deemed to have been sufficiently given if delivered personally or sent by overnight courier or messenger or sent by registered or certified mail (air mail if overseas), return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication. Notice shall be deemed to have been received on the date of personal delivery, telex, facsimile transmission, telegram or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the fifth business day after the date of mailing. The Parties shall give written notice of any change of address to each other.

7. INVESTOR STATUS. By providing the principal amount(s) set forth in this Convertible Note, Holder acknowledges and certifies that this Convertible Note represents a highly speculative investment and that Holder's personal financial situation is such that (i) Holder can afford to hold the Convertible Note for an indefinite period of time and to sustain a complete loss of this investment, and
(ii) Holder has adequate means of providing for Holder's current needs and possible contingencies and has no need for liquidity in this investment in the Company. By virtue of Holder's knowledge and experience in financial and business matters, Holder is capable of evaluating the merits and risks of an investment in the securities.

Holder, if a corporation,  partnership,  trust or other form of business entity,
(i) is authorized and otherwise duly qualified to purchase and hold the Convertible Note, (ii) has obtained such additional tax and other advice that it has deemed necessary, and (iii) has not been formed for the specific purpose of acquiring the Convertible Note.

Holder consents to the affixing by the Company of such legends on certificates representing the securities as any applicable federal or state securities law may require from time to time. Holder further acknowledges and certifies that in evaluating the suitability of an investment in the Company, Holder has relied on Holder's own independent investigations and has not relied upon any representations or other information (whether oral or written) from the Company, and its officers, directors, agents, employees or representatives. Holder acknowledges that in making the decision to invest in the Company, Holder has, prior to any purchase of the securities, been given the information on the Company, its business, and its financials, had access and opportunity to examine this offer, and had an opportunity to ask questions of, and to receive answers from, the Company or any person acting on its behalf concerning the terms and conditions of this offering. Holder has been furnished with access to all

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publicly available materials relating to the business,  finances, and operations of the Company and material relating to the offer and sale of the securities, which have been requested. Holder has received complete and satisfactory answers to any such inquiries. Holder acknowledges that Holder has not received any
formal  disclosure  document  regarding  this  investment,   and  Holder  is  an
accredited investor as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended.

8. GOVERNING LAW. This Convertible Note shall be governed by and construed and interpreted in accordance with the laws of the state of Nevada applicable to contracts made and to be performed entirely therein, without giving effect to the rules and conflicts of law.

IN WITNESS WHEREOF, the Company and Holder have executed this Convertible Note as of ____________, 200__.

THE COMPANY

      Millenium Holding Group, Inc.
      a Nevada corporation


      ---------------------------------------
BY:   Richard L. Ham
ITS:  President



THE HOLDER



BY:
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